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                                                                    EXHIBIT 23.1



                      CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 27, 1997, which appears on page F-2 of the Prospectus of Logitech International, S.A., dated March 27, 1997. We also consent to the incorporation by reference of our report dated May 1, 1998, which appears on page F-2 of the Company's Annual Report on Form 20-F (File No. 0-29174) for the year ended March 31, 1998. We also consent to the references to us under the headings "Experts" and "Selected Consolidated Financial Data" in such prospectus. However, it should be noted that PricewaterhouseCoopers, S.A. has not prepared or certified such Selected Consolidated Financial Data.


/s/ PricewaterhouseCoopers, S.A.

PRICEWATERHOUSECOOPERS, S.A.


Lausanne, Switzerland
November 9, 1998